Exhibit 7.3

TERMINATION OF DIRECTOR DESIGNATION AGREEMENT AND RESALE AND REGISTRATION RIGHTS AGREEMENT

This Termination of Director Designation Agreement (this “Agreement”), dated as of March 30, 2021, by and among Diamond S Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (together with its successors and permitted assigns, “DSSI”), Capital Maritime & Trading Corp., a Marshall Islands corporation (“CMTC”), Capital GP L.L.C., a Marshall Islands limited liability company (“Capital GP”) and Crude Carriers Investments Corp., a Marshall Islands corporation (“Crude Carriers”, together with CMTC and Capital GP, “Capital”) and Capital together with DSSI, the “Parties”, and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the DDA (as defined below).

WHEREAS, DSSI, CMTC, Capital GP and Crude Carriers entered into that certain Director Designation Agreement, dated as of March 27, 2019 (the “DDA”);

WHEREAS, DSSI and certain affiliates of Capital entered into that certain Resale and Registration Rights Agreement, dated as of March 27, 2019 (the “RRA”, together with the DDA, the “Terminated Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DSSI is entering into that certain Agreement and Plan of Merger in the form attached hereto as Exhibit A (the “Merger Agreement”), by and among DSSI, International Seaways, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands (“INSW”) and Dispatch Transaction Sub, Inc., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands and a wholly-owned subsidiary of INSW (“Merger Sub”), pursuant to which, among other things, at the closing of the transactions contemplated thereby and upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into DSSI, with the result that DSSI will survive as a wholly-owned subsidiary of INSW (the “Merger”);

WHEREAS, as a material inducement for INSW and DSSI to enter into the Merger Agreement, Capital has agreed to enter into this Agreement;

WHEREAS, pursuant to Section 2.09 of the DDA, no amendment, waiver or other modification of, or consent under, any provision of the DDA will be effective unless it is approved in writing by each Party;

WHEREAS, the parties hereto agree to amend the DDA pursuant to Section 2.09 of the DDA by providing for its termination in accordance with the terms of this Agreement;

WHEREAS, pursuant to Section 5.1(b)(iii) of the RRA, the RRA will terminate upon the written consent of DSSI and each Shareholder (as defined therein); and

WHEREAS, the Parties agree to terminate the RRA pursuant to Section 5.1(b)(iii) of the RRA upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each Party hereto, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.

Capital and DSSI, respectively, each hereby agree that upon the Effective Time (as defined in the Merger Agreement) the DDA shall automatically be irrevocably terminated and cancelled in its entirety (without any further action on the part of any Party hereto) and shall be deemed null and void and of no further force or effect, without survival of any provision thereunder or any further obligation, cost, expense or liability on the part of any party thereto (it being understood that any expense incurred prior to such termination required to be reimbursed pursuant to Section 2.01 of the DDA shall be so reimbursed).

2.

Capital and DSSI, respectively, each hereby agree that, upon the delivery by INSW to Capital of the Idaho Shares issued to Capital as Merger Consideration (as such terms are defined in the Merger Agreement), to the Capital brokerage accounts designated in writing by Capital prior to the Effective Time, and provided that such Idaho Shares are unrestricted and without any legend restricting further transfer of such Idaho Shares by Capital, the RRA shall automatically be irrevocably terminated and cancelled in its entirety (without any further action on the part of any Party hereto) and shall be deemed null and void and of no further force or effect, without survival of any provision thereunder or any further obligation, cost, expense or liability on the part of any party thereto. Capital agrees that it shall not exercise any rights under the RRA from the Effective Time until the issuance by INSW of Idaho Shares to Capital in accordance with Section 2.2(b) of the Merger Agreement.

3.

Capital understands and acknowledges that DSSI is entering into the Merger Agreement and the other documents related thereto in reliance upon Capital’s and its affiliates’ execution, delivery and performance of this Agreement as well as that certain Termination Agreement among DSSI on behalf of itself and certain of its vessel-owning subsidiaries and Capital Ship Management Corp and that certain Voting and Support Agreement among INSW and Capital, each entered into concurrently with the execution and delivery of this Agreement.

4.

In the event that the Merger Agreement shall be terminated without the Effective Time having occurred, this Agreement shall terminate at the same time as such termination and be null and void and without effect without any further action required by any Party hereto. Upon the termination of this Agreement, (a) the provisions of this Agreement shall cease to be of any further force or effect, (b) each of the Parties hereto shall have all rights, remedies, benefits, duties, responsibilities, obligations and liabilities under the Terminated Agreements, respectively, that it would have had if this Agreement had never been entered into by the Parties hereto and (c) each of the Terminated Agreements shall remain in full force and effect following such termination in accordance with its respective terms.

5.

Effective immediately upon the termination of the relevant Terminated Agreement, Capital, on behalf of itself and its affiliates and their respective representatives and equityholders and their respective successors and assigns (collectively, the “Capital Releasors”), hereby irrevocably and unconditionally waives, relinquishes, releases and forever discharges DSSI and each of its past, present or future affiliates, such affiliates’ equityholders and their respective representatives, successors and assigns (collectively, the “DSSI Releasees”) from and against any and all actions, causes of actions, suits, claims, demands, proceedings, damages, debts, accounts, covenants, contracts, judgments, complaints, obligations, costs, losses, expenses, entitlements, demands, liabilities and any and all other claims and rights of any kind and nature whatsoever, known or unknown, currently existing or arising in the future, at law or in equity, whether foreseen or unforeseen, suspected or unsuspected, existing or inchoate, contingent or accrued, asserted or unasserted (collectively, “Claims”), that such Capital Releasors ever had, now have or may in the future have against any DSSI Releasee, in each case, by reason of any matter arising under such Terminated Agreement prior to the termination of such Terminated Agreement. Capital covenants and agrees not to, and shall cause each of the other Capital Releasors not to, assert any such Claim against any of the DSSI Releasees.

6.

Effective immediately upon the termination of the relevant Terminated Agreement, each of DSSI, on behalf of itself and its affiliates and their respective representatives and equityholders and their respective successors and assigns (collectively, the “DSSI Releasors” and, collectively with the Capital Releasors, the “Releasing Parties”), hereby irrevocably and unconditionally waives, relinquishes, releases and forever discharges Capital and each of their respective past, present or future affiliates, such affiliates’ equityholders and their respective representatives, successors and assigns (collectively, the “Capital Releasees”) from and against any and all Claims that such DSSI Releasors ever had, now have or may in the future have against any Capital Releasee, in each case, by reason of any matter arising under such Terminated Agreement prior to the termination of such Terminated Agreement. DSSI covenants and agrees not to, and shall cause each of the other DSSI Releasors not to, assert any such Claim against any of the Capital Releasees.

7.	DSSI agrees that the parties to the Merger Agreement shall not amend Section 6.4 of the Merger Agreement without Capital’s prior written consent.

8.

This Agreement and the termination and cancellation of the Terminated Agreements, respectively, pursuant hereto shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives.

9.

This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of New York, United States of America, without regard to any applicable conflict of laws principles. The Parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any United States District Court located in New York County, New York so long as such court has subject matter jurisdiction over such action, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereto hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 2.02 (Notice) of the DDA will be deemed effective service of process on such Party. In the event of litigation relating to this Agreement, the non-prevailing Party will be liable and pay to the prevailing Party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing Party in connection with such litigation, including any appeal therefrom.

10.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.

11.

Sections 2.02 (Notice), 2.05 (Specific Performance), 2.11 (Entire Agreement), 2.12 (Severability), 2.13 (Further Assurances) and 2.14 (Counterparts) of the DDA are incorporated herein by reference mutatis mutandis.

12.	INSW is an express third party beneficiary of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

Diamond S Shipping Inc.

By: /s/ Craig H. Stevenson Jr.
Name: Craig H. Stevenson Jr.
Title: Director, President and Chief Executive Officer

Capital Maritime & Trading Corp.

By: /s/ Gerasimos (Jerry) Kalogiratos
Name: Gerasimos (Jerry) Kalogiratos
Title: Director

Crude Carriers Investments Corp.

By: /s/ Maria Dimitrou
Name: Maria Dimitrou
Title: Director

Capital GP L.L.C.

By: /s/ Gerasimos (Jerry) Kalogiratos
Name: Gerasimos (Jerry) Kalogiratos
Title: Chief Executive Officer

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